Exhibit 99.3
NEXTERA ENTERPRISES, INC.
10 High Street
Suite 650
Boston, MA 02110
December 29, 2006
Mr. Michael Dolan
Nextera Enterprises, Inc.
10 High Street
Suite 650
Boston, MA 02110
Dear Michael:
     As you are aware, the Company is planning to transfer all of its operations to California. You have notified us that for personal and family reasons you will be unable to relocate to California, thereby triggering a termination by you with good reason under your employment agreement dated January 1, 2004 (the “Agreement”). The purpose of this letter is to set forth the terms of your termination and severance.
1.	You are expected to remain in the employ of the Company through March 31, 2007, with full salary and benefits, which date shall be your termination date, provided that if you resign prior to said date, the date that you resign shall be your termination date.

2.	You will be paid a “stay bonus” of $15,000.00, payable on March 31, 2007, provided you are still employed by the Company on that date.

3.	You will receive a severance payment in the amount of $78,750.00, payable on or before March 31, 2007. To the extent you resign prior to such date, your severance payment will be included in your last paycheck.

4.	You will receive a bonus for 2006 in the amount of $40,000.00, to be paid on or before January 15, 2007.

5.	At the Company’s request, you will use your best efforts to make yourself available to consult on various financial and accounting matters for four months from the date of your termination. You will be paid $5,000.00 per month for said consulting services. The Company in its sole discretion may choose to extend the term of this Agreement to consult on a month to month basis, if you are still available to consult.

Mr. Michael Dolan
December 29, 2006

6.	You will remain entitled to a continuation of 401(k) and FICA benefits that the Company would otherwise have made on your behalf had you been employed for an additional six (6) month period following the termination date. You have agreed to waive any health or COBRA benefits after the termination date, provided that you are able to secure other health benefits.

7.	Any options exercisable for Class A common stock which you hold which are not vested as of your termination date shall be deemed to have vested at such time to the extent of 50% of such remaining unvested portion.

8.	You will be released from restrictions and covenants contained in the non-compete agreement as provided in paragraph 6(d)(vi) of the Agreement.
     The foregoing supersedes any and all provisions of the Agreement relating to termination and severance payments, with the exception of paragraph 6(d)(vii) of the Agreement. Otherwise, said Agreement, as applicable, shall remain in full force and effect.
     Nextera appreciates the dedicated service that you have provided to it and wishes you the best in your future endeavors.
     Will you please indicate your agreement to the above by signing a copy of this letter where indicated and returning it to me at your earliest convenience.

Very truly yours,
By:	/s/ RICHARD V. SANDLER
Richard V. Sandler

RVS:jr
Acknowledged and agreed to

By:	/s/ MICHAEL DOLAN
Michael Dolan